Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

QUARTER RESULTS

Burlington, New Jersey – August 14, 2006 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported a net loss of $1,039,000 or $.13 per common share for the quarter ended June 30, 2006 compared with net income of $898,000, or $.10 per share after preferred stock dividends, for the quarter ended June 30, 2005. Revenue in the current period declined to $11,785,000 from $17,652,000 in the prior year. Revenue and net income in the prior period included $1,700,000 and $662,000, respectively, attributable to the delivery of technology pursuant to a development and licensing agreement.

Barry Lipsky, Franklin’s President and Chief Executive Officer said, “I was disappointed with the decline in our first quarter revenue which occurred primarily in our North American Operations, for the most part as a result of two of our largest retail customers exiting categories and back to school product lines carried, and as to a third large customer, changes in the terms of sale which will defer revenue to future periods.” He added that “I expect our revenue and operating income for the remainder of the year to be comparable with results for the last three quarters of fiscal 2006.” Mr. Lipsky went on to say that “We have taken and are continuing to take steps to attempt to offset this decline with new products and new channels of distribution such as our continued expansion into the bookstore channel and the Asian markets. While the North American results are very disappointing, we continue to focus on the strategic growth areas we have previously identified. With Asia being the largest world market, I can report that we have completed shipment of our flagship model into Japan and anticipate completing shipment of our second model in Japan later in the current quarter.”

About Franklin

Franklin Electronic Publishers Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 37,000,000 electronic books since 1986. Current titles available directly or through partners number more than 26,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 43,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books, and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

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FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended June 30,
	2006	2005
Sales	$11,785	$17,652
Gross Margin	5,322	8,598
Pre Tax Income (Loss)	(987)	933
Net Income (Loss)	(1,039)	898
Preferred Stock Dividend	—	122
Income (Loss) Applicable to Common Stock	(1,039)	776
Income (Loss) Per Common Share
Basic	$(0.13)	$0.10
Diluted	$(0.13)	$0.09
Weighted Average Common Shares
Basic	8,217	8,126
Diluted	8,217	8,495